Exhibit 99.1

Interlink Electronics Reports Third Quarter 2026 Results

Pending Transformative Acquisition Expected to Close in Q4

FREMONT, Calif., Nov. 12, 2026 (GLOBE NEWSWIRE) – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a global leader in sensor technology and printed electronic solutions, today reported its results for the quarter ended September 30, 2026.

Pending Transformative Acquisition

Subject to satisfactory completion of due diligence, execution of all necessary documentation, and availability of financing, we currently anticipate that the acquisition described in our May 11, 2026 release will close before year-end. This transformative transaction is projected to result in a combined $50 million in revenue and over $4 million in Adjusted EBITDA for 2026 on a pro forma basis.

Q3 2026 Highlights

•	We established a new 4,000-square-foot R&D center for next-generation smart functional textiles at the Advanced Manufacturing Park (AMP) in Rotherham, UK. The center will drive research, product development, and rapid prototyping using our award-winning Conductive Transfer process to build solutions that integrate sensors, microelectronics, and embedded intelligence for smart textile applications. Interlink joins a prestigious ecosystem at the AMP alongside industry leaders like Boeing, Rolls-Royce, and McLaren Automotive.

•	We also added a 10,000-square-foot facility adjacent to our Irvine, Scotland footprint, dedicated to high-volume conductive transfer printing and high-volume printed electrodes for medical and diagnostics applications. This expansion will enable us to serve the emerging opportunities in both the medical and wearables markets.

“We continue to invest in our business and take the necessary steps to drive long-term growth,” said Steven N. Bronson, Chairman, President, and CEO. “We feel confident that our existing technologies and capabilities, coupled with adding additional sales and marketing resources, will position us for organic growth in the coming years.”

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	$ ∆	% ∆	2026	2025	$ ∆	% ∆
Revenue	$3,059	$2,959	$100	3.4%	$9,903	$9,037	$866	9.6%
Gross profit	$1,142	$1,238	$(96)	(7.8)%	$4,150	$3,725	$425	11.4%
Gross margin	37.3%	41.8%			41.9%	41.2%
(Loss) from operations	$(368)	$(313)			$(572)	$(1,096)
Net (loss)	$(316)	$(336)			$(406)	$(1,041)
Net (loss) applicable to common stockholders	$(316)	$(436)			$(406)	$(1,341)
Earnings (loss) per common share – diluted	$(0.02)	$(0.03)			$(0.03)	$(0.09)
Adjusted EBITDA	$(176)	$(61)			$79	$(361)

Revenue for the third quarter of 2026 increased 3% to $3.06 million, compared to $2.96 million in the third quarter of 2025, and for the first nine months of 2026 increased 10% to $9.90 million, compared to $9.04 million in the first nine months of 2025. The revenue increase for the quarter was driven by higher shipments of our force-sensing and gas-sensor products, partially offset by lower sales of our Calman printed electronics products. The revenue increase for the first nine months of the year was driven by higher shipments of our force-sensing products, partially offset by lower sales of our gas-sensor and Calman printed electronics products. Revenues fluctuate periodically in response to changes in customer demand, which can vary with order flow and production cycles, affecting both the timing and volume of shipments.

Gross margin for the third quarter of 2026 was 37.3%, a decrease from 41.8% for the third quarter of 2025. The decrease in gross margin was due to higher materials and production expenses for our Calman printed electronics products, and changes in the mix of our products and services. Gross margin for the first nine months of 2026 was 41.9%, compared with 41.2% for the first nine months of 2025. The slight increase in gross margin was due to higher revenue and changes in the mix of our products and services.

Net income/loss for the third quarter of 2026 was a loss of $316,000, compared to a loss of $336,000 in same quarter last year, and for the first nine months of 2026 was a loss of $406,000, compared to a loss of $1,041,000 in the first nine months of 2025. The improvement in net income/loss for the nine-month period was driven primarily by higher revenue and lower operating expenses.

Adjusted EBITDA, a non-GAAP financial measure, for the third quarter of 2026 was $(176,000), versus $(61,000) in the same quarter last year, and for the first nine months of 2026 was $79,000, versus $(361,000) in the first nine months of 2025.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting 40 years of success in delivering mission-critical technologies across diverse markets. Our customers, including global blue-chip companies, trust our products and solutions, which span various markets, including medical, industrial, automotive, wearables, IoT, and other specialty markets. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our advanced printed-electronics manufacturing center in Shenzhen, China; and our multiple facilities in Irvine, Scotland, and our smart textile and wearables product development footprint located in the Evolution Advanced Manufacturing Park in Rotherham, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in our press releases include statements about our projected financial and operating performance, our acquisition program, our strategy and prospects, and our opportunities for organic growth and synergies. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: the failure to satisfy closing conditions for the pending acquisition; integration risks for acquired businesses; our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates and tariffs; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of the respective release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2026	2025
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,262	$2,724
Accounts receivable, net	1,654	1,542
Inventories	1,940	1,801
Prepaid expenses and other current assets	298	236
Total current assets	6,154	6,303
Property, plant and equipment, net	444	474
Intangible assets, net	861	1,333
Goodwill	2,541	2,586
Right-of-use assets	1,067	760
Deferred tax assets	218	202
Other assets	85	80
Total assets	$11,370	$11,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$946	$985
Accrued liabilities	293	330
Lease liabilities, current	464	324
Accrued income taxes	—	24
Total current liabilities	1,703	1,663

Long-term liabilities
Lease liabilities, long term	659	493
Deferred tax liabilities	254	361
Total long-term liabilities	913	854
Total liabilities	2,616	2,517

Stockholders’ equity
Preferred stock	—	—
Common stock	16	16
Additional paid-in-capital	62,630	62,594
Accumulated other comprehensive income	309	406
Accumulated deficit	(54,201)	(53,795)
Total stockholders’ equity	8,754	9,221
Total liabilities and stockholders’ equity	$11,370	$11,738

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per share data)
Revenue	$3,059	$2,959	$9,903	$9,037
Cost of revenue	1,917	1,721	5,753	5,312
Gross profit	1,142	1,238	4,150	3,725
Operating expenses:
Engineering, research and development	316	354	881	1,151
Selling, general and administrative	1,194	1,197	3,841	3,670
Total operating expenses	1,510	1,551	4,722	4,821
(Loss) from operations	(368)	(313)	(572)	(1,096)
Other income (expense), net	(11)	3	34	33
(Loss) before income taxes	(379)	(310)	(538)	(1,063)
Income tax expense (benefit)	(63)	26	(132)	(22)
Net (loss)	$(316)	$(336)	$(406)	$(1,041)

Net (loss) applicable to common stockholders	$(316)	$(436)	$(406)	$(1,341)
Earnings (loss) per common share – basic and diluted	$(0.02)	$(0.03)	$(0.03)	$(0.09)
Weighted average common shares outstanding – basic and diluted	15,752	14,813	15,751	14,802

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net (loss)	$(316)	$(336)	$(406)	$(1,041)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest (income)	(1)	(5)	(6)	(18)
Income tax expense (benefit)	(63)	26	(132)	(22)
Depreciation expense	42	50	134	144
Amortization expense	140	182	453	540
EBITDA	(198)	(83)	43	(397)
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	22	22	36	36
Adjusted EBITDA	$(176)	$(61)	$79	$(361)